UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2013

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702)263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

See Item 2.01 -- "Completion of Acquisition or Disposition of Assets" for information concerning the Agreement and Plan of Merger dated as of July 24, 2013, pursuant to which Intelligent Power Acquisition Inc., a subsidiary of Blue Earth, Inc. (“Blue Earth” or the “Company”) merged with Intelligent Power, Inc.

Item 2.01  Completion of Acquisition or Disposition of Assets

The Company, together with its wholly-owned subsidiary Intelligent Power Acquisition, Inc. simultaneously entered into and completed an Agreement and Plan of Merger (the “Agreement”) dated as of July 24, 2013, with Intelligent Power, Inc. (“IP”), and the Stockholders of IP (the “Acquisition”).

IP owns patented demand response, cloud based, real-time energy management technology.  The technology allows BBLU to provide energy monitoring and control solutions with real-time decision support to protect our customers’ assets by preventing costly equipment failures and food product losses.  Food stores use more than twice as much energy as the average commercial building per square foot. In the U.S., there are approximately 900,000 restaurants and convenience stores; 60,000 supermarkets and food processing facilities and 55,000 drug and discount stores. Typical stores have equipment failures every two weeks. The volatility of energy prices and refrigeration equipment failures puts pressure on their profit margins.  IP’s innovative PeakPower™ System is a turnkey solution that monitors and controls energy and equipment within the store. The System enables BBLU to enter into long-term service agreements that allow most types of refrigeration equipment failures to be predicted, thereby allowing preventive service based on need rather than periodic, scheduled and costly service calls.

The Company has a base of several thousand customers in the food service sectors which will be well served by utilizing the IP, PowerPeak™ System to meet their energy savings and sustainability objectives.   In addition, food distribution warehouses are being required by law to prove products remained at safe temperatures while under their control. The PeakPower™ System establishes an audit trail record of temperature history data that may be archived. It can even track the temperature in the truck or shipping container. Further, as a demand response application, PeakPower™ automatically shifts loads to off-peak rates or on designated critical days or for environmental reasons.  The acquisition will enhance the Company’s proprietary “Keep Your Cool™” program, currently sponsored by several utilities, and allow the Company to extend the footprint throughout the United States.

Pursuant to the terms of the Agreement, an aggregate of 1,383,400 shares of Blue Earth Common Stock (the “Merger Consideration”) was issued to the former stockholders of IP (the “Stockholders”). At the Closing the Stockholders exchanged 100% of the outstanding shares of IP for the Merger Consideration.  Through the Agreement, Intelligent Power Acquisition, Inc. merged with and into IP, with IP as the surviving entity, in accordance with the Oregon Business Corporations Act.  IP will be operated as a wholly- owned subsidiary of Blue Earth.

The foregoing summary of the terms and conditions of the Agreement and Plan of Merger does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger attached as an exhibit hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(a)  Financial statements of business acquired.

In accordance with Item 9.02(a)(4)of Form 8-K, the Registrant will file the financial statements of the business acquired as required by Item 9.02(a)(1) within seventy-one days after the due date of the Report concerning the closing of the transaction.

(b)  Pro Forma financial information.

In accordance with Item 9.01(b)(2) of form 8-K, the Registrant will file the pro forma financial information required by Item 9.01(b)(1) within seventy-one days after the due date of the Report concerning the closing of the transaction.

(c)  Exhibits.

Listed below are all exhibits to this Current Report on Form 8-K

Exhibit Number	Description
10.1	Agreement and Plan of Merger dated as of July 24, 2013 by and among Blue Earth, Inc., Intelligent Power Acquisition, Inc., Intelligent Power, Inc., and the Shareholders named therein.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2013	Blue Earth, Inc.

	By:	/s/ Johnny R. Thomas
Name: Johnny R. Thomas
Title: CEO

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